Exhibit (h)(3)(s)
FORM OF
AMENDED SCHEDULE A

OPERATING EXPENSE LIMIT FOR PACIFIC LIFE FUNDS
Effective July 1, 2010 through June 30, 2011

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PL Money Market Fund	0.30%

PACIFIC LIFE FUNDS

By:

Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC

By:	By:

Name:	Name:
Title:	Title:

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